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                                                                   Exhibit 10.35

Letter Agreement dated July 12, 1999, from Memry Corporation to Tom Carey

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                                 July 12, 1999


Mr. Tom Carey
Vice President Business Development & CFO
Memry Corporation
57 Commerce Drive
Brookfield, CT 06804

Dear Tom:

     As you and I discussed on Friday, we believe it is in the mutual best interests of both Memry and yourself that we amicably separate. Although much has been accomplished during the past twenty months of your tenure with us, there is yet much to be done and some measure of frustration that it has yet to be completed.

     In light of the above, you and I have agreed that this Friday, July 16th, will be your last official working day. However, the Company will keep you on its payroll at your current level (including benefits) through October 31, 1999. Quite obviously, all of your Incentive Stock Options will not be exercised within the ninety-day period following October 31st. Accordingly, the Company will issue to you 20,000 Non-Qualified Options at an exercise price of $2.00 per share, exercisable for a period of three years from date of issuance. If necessary, the Company will cover your Cobra payments through January, 2000 from November, 1999.

     As I further stated, I will fully support your job seeking endeavors over the coming weeks in anticipation that it will in fact not take long for you to find an exciting and rewarding opportunity. In closing, let me say that I have thoroughly enjoyed working with you, and wish you and Kelly well in the years ahead.

                              Sincerely,

                              /s/ James G. Binch

                              James G. Binch
                              Chairman and Chief Executive Officer

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